FUND SUPPORT SERVICES AGREEMENT: RMM

This Fund Support Services Agreement (this “Agreement”) is made by and between Centric Fund Services, LLC (“CFS”) and RiverNorth Managed Duration Municipal Income Fund, Inc. (the “Fund”), relating to certain services to be provided by CFS to the Fund This Agreement shall be effective as of July 16, 2019 (the “Effective Date”).

WHEREAS, the Fund is registered under the Investment Company Act of 1940, the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (the “Acts”), as a closed-end, diversified management investment company; and

WHEREAS, the Fund desires to retain CFS to perform certain services for the Fund;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1. APPOINTMENT. The Fund hereby retains CFS to furnish, and CFS hereby agrees to furnish, the services set forth in Section 2 hereof.

2. SERVICES AND DUTIES OF CFS. At such time following the close of the Fund’s initial public share offering and to the extent that the Fund may reasonably request, CFS will provide advice and services to the Fund with respect to on-going secondary market services by:

(a)	Assist the Fund, as the Fund may request from time to time, in replying to requests for information concerning the Fund from brokers-dealers, financial advisors, and other relevant financial professionals.

(b)	Aid the Fund, as the Fund may request from time to time, in the secondary market support of the Fund through written and oral communications with the Fund's New York Stock Exchange specialist, the closed-end fund analyst community and various information providers specializing in the dissemination of closed-end fund information.

(c)	Assist the Fund, as the Fund may request from time to time, in the preparation of reports including performance updates to be sent to broker-dealers and the closed-end fund analyst community.

(d)	Assist the Fund, as the Fund may request from time to time, in the preparation of all reports required to be filed by the Fund with the Securities and Exchange Commission (the "SEC"), each with the assistance of the Fund and its legal counsel.

(e)	Assist the Fund, as the Fund may request from time to time, in the preparation and dissemination to Shareholders of the Fund's proxy materials, each with the assistance of the Fund and its proxy agent.

(f)	Assist the Fund, as the Fund may request from time to time, in the analysis of amounts available for distribution as dividends and distributions to be paid by the Fund to its Shareholders, with the assistance of the Fund and its accountant and administrator.

(g)	Assist the Fund, as the Fund may request from time to time, in the production of marketing and road-show materials for the offering(s) of the Fund's Common Shares and Preferred Shares (if any).

(h)	At the request of the Fund from time to time, communicate to the investment community any changes made to the Fund's trading strategies.

(i)	At the request of the Fund, assist in the review of materials and provide materials regarding the Fund to broker-dealers and the closed-end fund analyst community (excluding prospective investors).

(j)	Assist the Fund, as the Fund may request from time to time, in the dissemination of the Fund's daily, weekly and month-end net asset value, market price and discount (with the assistance of the Fund and its outside service providers not party to this Agreement).

(k)	Host analyst meetings as appropriate.

(l)	Assist in the identification of persons to serve as officers and trustees of the Fund, as the Fund may request.

(m)	At the request of the Fund, assist in the drafting of press releases to the public.

(n)	At the request of the Fund, make such reports and recommendations to the Board of Directors as the Directors and/or the Fund may reasonably request or deem appropriate.

(o)	Consult with the Fund regarding leverage strategies and other structural matters relating to the Fund.

(p)	Provide such other services as the parities may mutually agree from time to time.

For the avoidance of doubt, CFS acknowledges and agrees that it is not authorized to provide any information or make any representation regarding any Fund or its Shares other than as contained in the applicable Fund’s offering document or registration statement or any sales literature and advertising materials specifically approved in writing by the Fund for use by CFS in connection with the performance of the Services provided by CFS hereunder. It is further acknowledged and agreed that nothing in this Agreement shall be understood to permit or require CFS to act, or be deemed to act, as a “principal underwriter” (as such term is defined in Section 2(a) of the 1940 Act) of the Fund. It is further acknowledged and agreed that nothing in this Agreement shall be understood to require CFS to perform any activity that would require CFS to register as a broker or dealer under the Securities Exchange Act of 1934 or under any state securities laws.

3. COMPLIANCE WITH LAW. In all matters pertaining to the performance of this Agreement, CFS will act in conformity with the reasonable directions of the Fund and the board of directors (or other governing body), officers and employees of the Fund and will conform to and comply with the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal and state laws and regulations, including, without limitation rules and regulations promulgated by the SEC and Financial Industry Regulatory Authority (“FINRA”).

4. EXCLUSIVITY.

(a) Except as provided herein (including on an Annex or Exhibit hereto), the Services to be provided hereunder by CFS are not deemed to be exclusive. CFS and its officers, employees and affiliates are free to render such services to other funds or clients, provided that CFS’s Services to any Fund (and/or the Fund in connection therewith) under this Agreement are not materially impaired by its rendering of services to other funds or clients.

(b) Nothing in this Agreement shall operate or be understood to restrict or prohibit the Fund from entering into an agreement or agreements to receive services that are the same or similar to the Services with such persons, other than CFS, and on such other terms and conditions, as they deem appropriate in their sole discretion, provided that the Fund is in material compliance with its obligations under Section 7 (Compensation) of this Agreement during the time this Agreement is in effect with respect to the Fund.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF CFS.

(a) CFS represents and warrants that, on and as of the Effective Date of this Agreement, it has obtained all necessary registrations, licenses and approvals in order to perform the Services and any other duties and obligations provided in this Agreement. CFS covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b) CFS agrees that it shall promptly notify the Fund (i) in the event that the SEC, FINRA or any other regulatory authority has censured its activities, functions or operations, suspended or revoked any registration, license or approval, or has commenced proceedings or an investigation that may result in any of these actions, (ii) in the event that there is a change of control or a change in its senior management or (iii) of any change to CFS that materially and adversely affects its ability to perform the Services and other duties and obligations under this Agreement.

(c) CFS represents and warrants on and as of the Effective Date of this Agreement, and agrees for the term of this Agreement, that: (i) it has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement, when signed by or on its behalf, shall be validly executed and when delivered shall be valid, binding and enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law)), (iii) there are no restrictions, agreements or understandings, oral or written, to which it is a party or by which it is bound that prevent, materially impair or make unlawful its execution or performance of this Agreement, (iv) its performance of this Agreement and its conduct in connection with the provision of the Services do not, and will not, violate any applicable provision of law, statute, rule or regulation to which it is subject, and do not and will not cause the Fund to violate any such law, statute, rule, or regulation, (v) none of the information it has supplied to the Fund or any representative of the Fund in connection with the Services intentionally misstates a material fact or intentionally omits information necessary to make the information supplied not materially misleading, and (vi) it will not improperly disclose to the Fund, or misuse, or induce the Fund to misuse, any proprietary information or trade secrets of any third party in connection with its performance of this Agreement.

(d) CFS represents and warrants on and as of the Effective Date of this Agreement, and agrees for the term of this Agreement, that it employs, and will employ, such permanent employees, staff, consultants, contractors or other personnel as are necessary and appropriate to perform the Services and otherwise carry out its duties and obligations described in this Agreement in accordance with the standard of care stated herein. CFS further represents and warrants on and as of the Effective Date of this Agreement, and agrees for the term of this Agreement, that it currently has, and will maintain, such office space, equipment, communication facilities, information technology and other infrastructure as is necessary or appropriate to perform the Services and otherwise carry out its duties and obligations described in this Agreement in accordance with the standard of care stated herein.

(e) Without limiting clause (iv) of subsection (c) above, CFS hereby further represents and warrants on and as of the Effective Date of this Agreement, and agrees for the term of this Agreement, that it has reviewed and understands Rule 206(4)-5 (the “Rule”) promulgated by the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and that CFS shall not, and shall cause each of its members, managers, employees and affiliates (each of the foregoing “CFS Representatives”) not to, engage in conduct that would reasonably be expected to (i) cause paragraph (a)(1) of the Rule to apply to the Fund or any of its affiliates (taking into account the exceptions provided by paragraph (b) of the Rule, to the extent applicable) or (ii) constitute a violation of paragraph (a)(2) of the Rule with respect to the Fund or its affiliates, in either case, as though each CFS Representative was a covered associate of the Fund or its affiliates. CFS hereby further represents and warrants on and as of the Effective Date of this Agreement with respect to the Fund that (except to the extent disclosed in writing to the Fund as of the Effective Date) no CFS Representative has, in the two year period prior to the applicable Effective Date, engaged in conduct that would reasonably be expected to cause paragraph (a)(1) of the Rule to apply to the Fund or its affiliates (taking into account the exceptions provided by paragraph (b) of the Rule, to the extent applicable) as though each CFS Representative was a covered associate of the Fund or its affiliates. Each of the representations, warranties and agreements in this Section 5(e) shall be subject to and interpreted in accordance with the other paragraphs of the Rule, including, without limitation, paragraphs (c) and (d) thereof. Terms used in this subsection shall have the same meanings ascribed to them as set forth in paragraph (f) of the Rule.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF FUND.

(a) The Fund hereby represents and warrants on and as of the Effective Date, that if required by applicable law it will be registered under the Investment Company Act of 1940, the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (the “Acts”), as a closed-end, diversified management investment company.

(b) The Fund hereby represents and warrants on and as of the Effective Date, and agrees for the term of this Agreement, that: (i) the Fund has the requisite power and authority to execute and deliver this Agreement, (ii) this Agreement, when signed by or on behalf of the Fund, shall be validly executed and when delivered by the Fund shall be valid, binding and enforceable against the Fund in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law)), (iii) there are no restrictions, agreements or understandings, oral or written, to which the Fund is a party or by which the Fund is bound that prevent or make unlawful the Fund’s execution or performance of this Agreement, and (iv) the Fund’s performance of this Agreement does not, and will not, violate any provision of law, statute, rule or regulation to which the Fund is subject.

(c) The Fund separately agrees that it shall promptly notify CFS (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations, suspended or revoked any registration, license or approval required for its operations, or, to its knowledge, has commenced proceedings that may result in any of these actions, and (ii) in the event that there is a change of control of the Fund.

(d) The Fund represents and warrants that (i) the Fund has filed or will file a registration statement on the applicable SEC Form relating to its Shares (the “Registration Statement”) under the Securities Act of 1933 (the “1933 Act”) and that the Registration Statement, when filed, will conform in all material respects to the applicable requirements of the 1933 Act, the 1940 Act and the rules under each such statute; and (ii) the Fund has made or will make such filings with the SEC, FINRA and other regulators related thereto (including with respect to sales materials used in connection with the offering of Shares), as required by applicable laws and regulations, and the Fund has disclosed or will disclose in its Registration Statement such information about this Agreement and the transactions contemplated herein to the extent required by applicable laws and regulations; and (iii) to the extent required by applicable laws and regulations, the Fund is or will be registered and its Shares are or will be qualified for sale in all states and other jurisdictions in the United States where registration or qualification is required.

7. COMPENSATION. As compensation for the Services to be provided by CFS to the Fund under this Agreement, the Fund shall pay CFS:

(a)	A monthly fee at the annual rate of 0.075% (7.5 bps) multiplied by the current monthly Total Managed Assets, for a period of 96 months.

(b)	In determining the payment of the fees above, the following shall apply: “Total Managed Assets” means the average daily gross net asset value of the Fund (which includes assets attributable to the Fund’s preferred stock, if any, and the principal amount Fund borrowings including assets attributable to tender option bonds and other similar transactions and forms of leverage).

For avoidance of doubt, with regard to compensation, it is intended that this Agreement reflect the terms of the “Letter of Intent” between RiverNorth Capital Management and Centric Fund Services, dated June 25, 2019.

8. REIMBURSEMENT OF EXPENSES. The Fund will promptly reimburse CFS for all reasonable out-of-pocket expenses directly incurred by it and its employees, agents or representatives providing Services in connection with this Agreement to the Fund, including without limitation expenses associated with hosting events and meetings as contemplated under this Agreement and expenses associated with travel, lodging, meals, printing, shipping, mailing expenses and other similar expenses. Provided, however, any expenses in excess of $2,000 shall be approved in advance by a duly authorized representative of the Fund. All out-of-pocket expenses for travel, lodging, meals and similar per diem expenditures shall be limited in all cases to arrangements and amounts customary for employees of the Fund incurred under similar circumstances and the Fund shall be entitled to adjust such expenses prior to reimbursement to conform to its customary standards, provided that the Fund has provided to CFS, before the Effective Date, specific guidance as to its customary arrangements, amounts and practices and provided further that the Fund provides reasonable advance notice to CFS of any changes to those arrangements, amounts and practices. CFS shall invoice the Fund and provide evidence of such expenses in a form reasonably satisfactory to the Fund.

9. STANDARD OF CARE. Each of the parties hereto will exercise its best judgment and will act in good faith and use the utmost care and conduct its activities under this Agreement in a manner consistent with applicable federal and state laws and regulations and industry customs.

10. LIMITATION OF LIABILITY OF CFS. CFS will not be liable for any act or omission or for any error of judgment or for any loss suffered by the Fund, any Fund or its Shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from the reckless disregard or material breach by it of its duties under this Agreement (“CFS Disabling Conduct”).

The Fund agrees to indemnify, defend and hold CFS and any person who controls CFS within the meaning of Section 15 of the 1933 Act (collectively, “CFS Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) that any CFS Indemnified Persons may incur arising solely out of or solely relating to the Fund’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement, but only to the extent that such liability or expense incurred by the CFS Indemnified Persons or resulting from such claims or demands shall not arise out of or be based upon CFS Disabling Conduct.

11. LIMITATION OF LIABILITY OF FUND. The Fund will not be liable for any act or omission or for any error of judgment or for any loss suffered by CFS in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from the reckless disregard or material breach by it of its duties under this Agreement (“Fund Disabling Conduct”).

CFS agrees to indemnify, defend and hold the Fund, its several officers and directors, and any person who controls the Fund within the meaning of Section 15 of the 1933 Act (collectively, “Fund Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) that any Fund Indemnified Persons may incur arising solely out of or relating solely to (i) CFS’s material breach of any of its obligations, representations, warranties or covenants contained in this Agreement or (ii) CFS’s failure to comply with any applicable laws or regulations, but only to the extent that such liability or expense incurred by the Fund Indemnified Persons or resulting from such claims or demands shall not arise out of or be based upon Fund Disabling Conduct.

12. TERMINATION.

(a) CFS or the Fund may terminate this Agreement upon 10 days’ prior written notice to the other party in the event of a material breach of this Agreement by the other party. In the event the Fund terminates this Agreement due to a material breach of this Agreement by CFS, all obligations of the Fund under this Agreement immediately shall terminate and the Fund shall not be responsible for paying any fee or for reimbursing any expense of CFS incurred hereunder (except as provided in Sections 10 hereof). For the avoidance of doubt, it is acknowledged and agreed that the termination of this Agreement by the Fund shall not operate as a termination of this Agreement with respect to any other Fund managed by the Adviser unless explicitly stated.

(b) This Agreement may also be terminated upon the express written mutual agreement of CFS and the Fund upon 30 days’ prior written notice. Upon termination of this Agreement under this subsection 12(b), the Fund shall be responsible for the payment of all expenses incurred up to and including the date of termination that are subject to reimbursement under Section 8 of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, Sections 10, 11, 12, 14, 15, 16, 21 and 22 shall survive termination of this Agreement.

13. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, amended or terminated orally, but only by an instrument in writing signed by CFS and the Fund. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

14. CONFIDENTIALITY. CFS and the Fund each acknowledges that it may obtain certain confidential information of the other party to this Agreement and, in the case of CFS, of a Fund or its Shareholders, during the performance of its duties under this Agreement and each party hereto agrees to treat all such confidential information as proprietary information of the applicable party and to keep such information confidential by using the same care and discretion it uses with respect to its own confidential information, property and trade secrets, provided that a party may disclose confidential information if (i) such information is or becomes generally known by the public, absent breach by a party of its obligations hereunder, (ii) such information is or becomes otherwise known or developed by a party without reference to information provided (absent breach by a party of its obligations hereunder) by or on behalf of any other party or any of its affiliates, (iii) disclosed in a legal proceeding relating to the enforcement of this Agreement, (iv) such disclosure is approved in writing by the applicable party to which the confidential information relates or originates, or (v) such disclosure is required by applicable laws, rules, and regulations, or such disclosure is made in response to a valid request by a regulatory authority. CFS confirms that it is aware that securities laws of various jurisdictions restrict persons from trading in securities of a company while in possession of material non-public information regarding such company, and from communicating such information to a person under circumstances in which it is reasonably foreseeable that such person may trade in such securities. Notwithstanding the foregoing, if a party is required or requested to disclose confidential information of another party pursuant to (v) above, such party shall, if permitted by applicable law: as soon as reasonably practicable (but in any event within one business day) notify the other party to this Agreement in order to provide such party the opportunity to pursue such legal or other action as such party may desire to prevent or limit the release of such confidential information, and such party agrees to provide reasonable assistance to any party seeking to prevent or limit the release of such confidential information, at the expense of the requesting party.

15. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall, upon the mutual written consent of the parties, be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, before a single arbitrator sitting in the City and State of New York, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

16. BOOKS AND RECORDS

(a) In compliance with the requirements of the 1940 Act, CFS hereby agrees that all records which it may maintain for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon request, provided that each may retain copies of all records that it is required to maintain under applicable laws, rules or regulations.

(b) CFS hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with services that CFS renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Fund and/or the applicable Fund are being conducted in a manner consistent with applicable laws and regulations. Subject to the proviso below, if CFS is required or requested to provide any information or reports to regulatory authorities, CFS shall as soon as reasonably practicable (but in any event within one business day) notify the Fund in order to provide the Fund the opportunity to pursue such legal or other action as it may desire to prevent the release of the information or reports, and CFS agrees to provide reasonable assistance to the Fund in seeking to prevent the release of the information, in each case provided such disclosure by CFS is not prohibited by applicable law.

17. BENEFIT TO OTHERS. The understandings contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and assigns and, except as otherwise provided herein, they shall not be construed as conferring, and are not intended to confer, any rights on any other persons except as specifically provided herein.

18. BINDING NATURE OF AGREEMENT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no party may assign or transfer its rights nor delegate its obligations under this Agreement without the prior written consent of the other party hereto. Notwithstanding anything in this Agreement to the contrary, the Fund may transfer this Agreement to another registered investment Fund that controls, is controlled by or is under common control with, the Fund upon five days’ notice to CFS without the consent of CFS.

19. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories. Delivery of an executed counterpart hereof by facsimile or as a .pdf attachment to an e-mail shall be effective as delivery of a manually executed counterpart hereof.

20. ENTIRE AGREEMENT. This Agreement (including all Annexes and Exhibits hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof (including all Annexes and Exhibits hereto) control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

21. WAIVERS. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

22. MISCELLANEOUS. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. All words used herein shall be construed to be of such gender or number as the circumstances require. The words “herein,” “hereby,” “hereof” and “hereto,” and words of similar import, refer to this Agreement in its entirety (including all Annexes and Exhibits hereto) and not to any particular paragraph, clause or other subdivision, unless otherwise specified. The word “including” shall mean “including without limitation” unless otherwise specified. Section, Annex and Exhibit references are to this Agreement unless otherwise specified. The Annexes and Exhibits hereto shall form a part of this Agreement and capitalized terms used therein, unless otherwise defined, have the same meanings as assigned in the body of this Agreement.

23. NOTICES.

All notices required or permitted to be sent under this Agreement shall be sent:

If to Fund, to:

RiverNorth Managed Duration Municipal Income Fund, Inc.

c/o Marc Collins

325 North LaSalle Street, Suite 645

Chicago, IL 60654

Tel.: 312-445-2251

Email: mcollins@rivernorth.com

If to CFS:

Centric Fund Services, LLC

c/o Henry Johnson

23 Pound Ridge Road

Pound Ridge, NY 10576

Tel.: 914-844-5719

Email: Henry.johnson@cefserv.com

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Fund Support Services Agreement to be executed by their officers designated below as of the Effective Date.

Centric Fund Services, LLC

By:	/s/ Henry Johnson
	Name:	Henry Johnson
	Title:	Partner

RiverNorth Managed Duration Municipal Income Fund, Inc.

By:	/s/ Marc L. Collins
	Name:	Marc L. Collins
	Title:	Secretary and Chief Compliance Officer

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